CAI WIRELESS SYSTEMS, INC.
                             STOCK OPTION AGREEMENT

      This Agreement, is made as of the 19th day of January, 1999, by and between CAI Wireless Systems, Inc. (the "Company"), and the undersigned individual (the "Optionee"), pursuant to the CAI Wireless Systems, Inc. 1998 Stock Option Plan (the "Option Plan"; defined terms used herein and not defined herein shall have the meanings ascribed to such terms in the Option Plan).

      Whereas, Optionee has been granted options previously under the Option Plan pursuant to Paragraph 4(a) of that certain Initial Option Agreement between the Company and Optionee, which options (the "Initial Options") Optionee has agreed to surrender to the Company; and

      Whereas, the Committee has approved the grant of Options evidenced hereby, which options shall be granted under Paragraph 4(b) of the Option Plan to Optionee and issued upon the surrender of the Initial Options; and

      Whereas, Optionee has surrendered the Initial Options to the Company.

      Now, Therefore, in consideration of the terms and conditions of this Agreement and pursuant to the Option Plan, the parties agree as follows:

      1. Grant of Options. The Company hereby grants to the Optionee the right and option to purchase from the Company, at the exercise price set forth in
Section 3 below, all or any part of the aggregate number of common shares of the Company, as such common shares are presently constituted (the "Common Shares"), set forth in said Section 3. The issuance of the Options evidenced hereby is conditioned upon the surrender to the Company of the Initial Options.

      2. Terms and Conditions. It is understood and agreed that the Options evidenced hereby are subject to the provisions of the Option Plan (which are incorporated herein by reference) and the following terms and conditions:

      (A) Vesting: The Options evidenced hereby will become vested and exercisable: (i) in their entirety on the one hundred twentieth (120th) day following a Change of Control, as defined on Exhibit A attached hereto; (ii) to the extent of 60% of the unvested Options evidenced hereby on the one hundred twentieth (120th) day after a determination has been made by the Committee, in its sole discretion, that Optionee has worked effectively with a team of colleagues at the direction of the Company's senior management to substantially complete a set of two-way filings for one primary market, and time permitting, one or more secondary markets (specific markets to be identified by the Company's senior management) and has made such filings with the FCC by the first FCC two-way filing window. "Substantially complete" is defined to mean completing and filing one or more applications to operate response stations transmitting on from 2 to 8 channels, that will transmit to and from 1 to 3 booster/hub sites (specific channels and number and location of sites to be identified by the Company's senior management); (iii) to the extent of 40% of the unvested Options evidenced hereby on the one hundred twentieth (120th) day after a determination has been made by the Committee, in its sole discretion, that, following the close of the first FCC filing window, and during the period allocated by the FCC, Optionee has substantially completed the analysis of competing applications, the preparation and filing of amendments to the Company's applications and/or petitions to deny competing applications, as well as all other steps reasonably necessary and appropriate to maximize the prospects of achieving a grant of the applications for Optionee's applicable market(s) on a timely basis, under the direction of the Company's senior management; and (iv)(a) to the extent of one-half (1/2) of the number of Options evidenced hereby from and after a Trading Event Date; and (b) in their entirety when the average trading price of the Company's common stock has been at or above 150% of the Bondholder Recovery Price for forty-five consecutive trading days.

Notwithstanding anything to the contrary set forth in this Paragraph 2(A), in the event that Optionee's employment is terminated other than for cause by the Company at any time during the 120-day period referred to in any of subparagraphs (i) - (iii) of this Paragraph 2(A), such 120-day period shall be waived and the applicable number of Options will immediately vest.

      (B) Exercise of Options: From and after the vesting of the Options evidenced hereby such Options shall be exercisable from time to time by submitting the appropriate Notice of Exercise form referred to below ten (10) days prior to the date of exercise specifying the number of shares for which the Options are being exercised, addressed as follows:

                        CAI Wireless Systems, Inc.
                        18 Corporate Woods Boulevard
                        Third Floor
                        Albany, New York 12211
                        Attention: Chief Financial Officer

      and either

            (i) Cash Only Exercise -- submitting a "Notice of Cash Exercise" (in the form attached hereto, or as modified by the Company from time to time),
      accompanied by the full cash purchase price of the exercised shares; or

            (ii) Cashless Exercise -- provided the Company has adopted such a procedure at this time, submitting an "Notice of Cashless Exercise " (in the form attached hereto, or as modified by the Company from time to time) authorizing the delivery for sale of the exercised Common Shares, or


            (iii) Combination -- tendering a combination of (i) or (ii) above.

      (C) Withholding Taxes. Without regard to the method of exercise and payment, the Optionee shall pay to the Company, upon notice of the amount due, any withholding taxes payable with respect to such exercise. -3-

      (D) Expiration of Options. Notwithstanding anything in the Option Plan to the contrary, the Options evidenced hereby shall not expire prior to the tenth
(10) anniversary of the date of grant of the Options evidenced hereby, provided that all or a portion of such Options shall lapse and expire earlier as follows:

            (i) Timed Lapse. The unvested portion of the Options evidenced hereby shall lapse and cease to be exercisable in their entirety after the twenty-four (24) month anniversary of the date of grant of the Options evidenced hereby.

            (ii) Employment Termination. All Options that have vested as of the date of the termination of Optionee's employment with the Company, other than a termination of employment for cause, shall expire and lapse on the date on which the Options would otherwise expire by their terms. Options that have not vested as of the date of the termination for any reason of Optionee's employment with the Company and Options that have vested as of the date of the termination of Optionee's employment for cause, shall expire and lapse coincident with the effective date of the termination of employment.

      (E) Compliance with Laws and Regulations. The Options evidenced hereby are subject to restrictions imposed at any time on the exercise or delivery of shares in violation of the By-Laws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable.

      (F) Interpretation. Optionee hereby acknowledges that this Agreement is governed by the Option Plan, a copy of which Optionee hereby acknowledges having received, and by such administrative rules and regulations relative to the Option Plan and not inconsistent therewith as may be adopted and amended from time by the Committee (the "Rules"). Optionee agrees to be bound by the terms and provisions of the Option Plan and the Rules to the extent not inconsistent with the terms of this Agreement.

      (G) Transfer Restrictions. In addition to the restrictions on transferability imposed by the Option Plan, the Options evidenced hereby are not transferable other than by will or the laws of descent and distribution.


        3. Option Data         Optionee's Name:         Gerald Stevens-Kittner

                               Number of Common Shares
                               Subject to Options:      110,000

                               Grant Date:              January 19, 1999

                               Exercise Price per
                               Share:                   $0.875

                               Expiration Date:         January 19, 2009

      IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officer, as of the 19th day of January, 1999.

Agreed to:                                CAI Wireless Systems, Inc.


/s/ Gerald Stevens-Kittner                By: /s/ James P. Ashman
--------------------------------              ---------------------------------
Optionee: Gerald Stevens-Kittner          Name:  James P. Ashman
                                          Title: Executive Vice President

                                                                       Exhibit A

      For purposes hereof, a `Change of Control" of the Company shall be deemed to have occurred if, after the date hereof, (i) any person or two or more persons acting in concert, other than the Company or any employee benefit plan sponsored by the Company, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "'34 Act") directly or indirectly of thirty-five percent (35%) or more of the total voting power represented by the Company's then outstanding voting securities (calculated as provided in paragraph (d) of Rule 13d-3 under the '34 Act in the case of rights to acquire voting securities); or (ii) any person or two or more persons acting in concert, other than the Company or any employee benefit plan sponsored by the Company, shall purchase shares of the Company pursuant to a tender offer or exchange offer to acquire any voting securities of the Company (or securities convertible into such voting securities) for cash, securities or any other consideration, provided that after the consummation of the offer, the person or persons in question has beneficial ownership directly or indirectly of thirty-five percent (35%) or more of the total voting power represented by the Company's then outstanding voting securities (all as calculated under clause (i) above)); or (iii) the shareholders of the Company shall approve (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a merger of the Company in which holder of the Common Shares of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before), or pursuant to which Common Shares of the Company would be converted into cash, securities or other property, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iv) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the '34 Act, whether or not the Company is then subject to such reporting requirement; or (v) there shall have been a change in the composition of the Board of Directors of the Company at any time during any consecutive twenty-four (24) month period such that "continuing directors" cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, "continuing directors" means those members of the Board who either were directors at the beginning of such twenty-four month period or were elected by or on the nomination or recommendation of at least a 70% majority of the then-existing "continuing directors." So long as there has not been a "change of control" within the meaning of clause (v), the Board of Directors may adopt by a 70% majority of the "continuing directors" a resolution to the effect that an event described in clauses (i) or (ii) shall not constitute a "change of control."